Exhibit 99.1

For Immediate Release	Contact:	Media: Melissa Andrews
August 15, 2014		864.286.4425
		melissa.andrews@scansource.com

		Investors: Mary Gentry
		864.286.4892
		mary.gentry@scansource.com

SCANSOURCE ANNOUNCES AGREEMENT TO ACQUIRE BRAZIL’S

LEADING COMMUNICATIONS DISTRIBUTOR, NETWORK1

Accretive to EPS and ROIC forecasted in first year after closing

GREENVILLE, SC – ScanSource, Inc. (NASDAQ: SCSC), the leading international value-added distributor of specialty technology products, will expand its communications business in Latin America through its planned acquisition of Network1, Intersmart Comércio Importação Exportação de Equipamentos Eletrônicos, S.A. (“Network1”). Network1 is Brazil’s leading value-added distributor of communications equipment and services. As part of the transaction, ScanSource will be acquiring all of Network1’s operations throughout Latin America, including Brazil, Mexico, Colombia, Chile and Peru.

Network1 net sales for calendar year 2014 are estimated at approximately R$850 million (approximately US$374 million) with operating margins consistent with ScanSource’s communications business. Network1 has demonstrated double-digit sales growth, which is projected to continue during the four-year earnout period. The acquisition is expected to be accretive to earnings per share and return on invested capital (ROIC) in the first year after closing, excluding one-time acquisition costs.

Founded in 2004 and headquartered in Sao Paulo, Brazil, Network1 has nearly 400 employees throughout Latin America. ScanSource is committed to becoming the leading value-added distributor of communications solutions for resellers in Latin America, and this acquisition represents an important step in this strategy. Network1 offers a broad portfolio of communications solutions, including unified communications and collaboration, networking and performance, data center and virtualization, cloud, logical security, infrastructure and physical security. The company carries a strong line of more than 65 vendor partners, including Avaya, Checkpoint, Dell, Extreme, F5, HP, Juniper, Polycom, Microsoft, Riverbed and Schneider-Electric.

“We entered the Brazilian Barcode and POS market in 2011 with the very successful acquisition of CDC Brazil, the region’s largest Barcode and POS value-added distributor,” said Mike Baur, CEO, ScanSource, Inc. “We have been looking for the right opportunity to complement and expand our successful Brazilian growth business with the addition of communications products in that geography. With Network1, we have found the right partner to cultivate and grow our value-added distribution business in Latin America. Rafael Paloni, Network1’s Chief Executive Officer, is a skilled leader who can help us leverage our existing operations in the area into new growth, not just in Brazil, but throughout the region.” Following the closing of the transaction, Mr. Paloni will lead ScanSource’s Communications business in Latin America.

“Joining forces with ScanSource is the right move for Network1, our vendors and our resellers,” said Mr. Paloni. “ScanSource has a tradition of excellence in value-added distribution, and I am thrilled to be able to add to their success in Brazil and throughout Latin America.”

The all-cash transaction includes an initial purchase price of approximately R$160 million (approximately US$70 million), plus earn-out payments based on EBITDA over the next four years. The acquisition is subject to the completion of due diligence and regulatory approvals and is expected to close by the end of 2014. In the interim, business will continue as usual for both ScanSource and Network1 pending such regulatory approvals.

ScanSource management will discuss the planned acquisition on its earnings conference call, scheduled for Thursday, August 21, 2014 at 5:00 p.m. ET. The call may be accessed via a live Internet webcast in the Investor Relations section of ScanSource, Inc.’s web site, www.scansource.com.

Safe Harbor Statement

This press release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results, including, but not limited to, the failure for the acquisition of Network1 to be accretive to earnings per share and ROIC in year one, the continued ability for Network1 to demonstrate sales growth, the potential for the acquisition to not close by the end of 2014, or at all, due to a variety of factors, including due diligence review and regulatory approvals. For more information concerning other factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10-K for the year ended June 30, 2013 and its subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

About Network1

Network1 has offices in Brazil and throughout Latin America. For more information on Intersmart Comércio Importação Exportação de Equipamentos Eletrônicos, S.A. please visit http://www.intersmart.com.br.

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is the leading international distributor of specialty technology products, focusing on point-of-sale (POS) and barcode, communications and physical security solutions. ScanSource’s teams provide value-added services and operate from two technology segments, Worldwide Barcode & Security and Worldwide Communications & Services. ScanSource is committed to helping its reseller customers choose, configure, and deliver the industry’s best products across almost every vertical market in North America, Latin America and Europe. Founded in 1992, the Company ranks #751 on the Fortune 1000. For more information, visit www.scansource.com.

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